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Exhibit (a)(2)
                            NEW ENGLAND ZENITH FUND

  Amendment No. 1 to Amended and Restated Agreement and Declaration of Trust

     The undersigned, being at least a majority of the Trustees of New England Zenith Fund (the "Trust"), hereby consent to and adopt the following amendment to the Trust's Amended and Restated Agreement and Declaration of Trust dated October 30, 2000, (the "Declaration of Trust"), a copy of which is on file in the office of the Secretary of State of The Commonwealth of Massachusetts:

     The undersigned Trustees (i) desiring to terminate the Morgan Stanley International Magnum Equity Series, such Series having no outstanding shares; and (ii) desiring to designate each remaining Series as Multi-Class Series; and having determined it to be consistent with the fair and equitable treatment of all shareholders of the Trust, the first sentence of Section 6 of Article III of the Declaration of Trust is hereby amended to read in its entirety as follows:

Without limiting the authority of the Trustees set forth in Section 5, inter
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alia, to establish and designate any further Series or classes or to modify the
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rights and preferences of any Series or class, each of the following Multi-Class
Series shall be, and is hereby, established and designated: (1) the "Back Bay Advisors Money Market Series" (2) the "Back Bay Advisors Bond Income Series,"
(3) the "Capital Growth Series," (4) the "Westpeak Stock Index Series," (5) the "Back Bay Advisors Managed Series," (6) the "Westpeak Growth and Income Series,"
(7) the "Harris Oakmark Mid Cap Value Series", (8) the "Loomis Sayles Small Cap Series," (9) the "Balanced Series", (10) the "Salomon Brothers U.S. Government Series," (11) the "Salomon Brothers Strategic Bond Opportunities Series," (12) the "Davis Venture Value Series," (13) the "Alger Equity Growth Series," (14) the "MFS Investors Series," and (15) the "MFS Research Managers Series."

     The foregoing amendment shall become effective as of the time it is filed with the Secretary of State of The Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, we have hereunder set our hands for ourselves and for our successors and assigns this 1st day of February 2001.



/s/ John J. Arena                    /s/ Edward A. Benjamin
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John J. Arena                        Edward A. Benjamin


/s/ Mary Ann Brown                   /s/ John W. Flynn
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Mary Ann Brown                       John W. Flynn


/s/ Anne M. Goggin                   /s/ Nancy Hawthorne
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Anne M. Goggin                       Nancy Hawthorne


/s/ John T. Ludes                    /s/ Dale Rogers Marshall
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John T. Ludes                        Dale Rogers Marshall


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